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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Samsonite Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-20775 and 333-57014) on Form S-8 of Samsonite Corporation of our report dated April 28, 2005, with respect to the consolidated balance sheets of Samsonite Corporation and subsidiaries as of January 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended January 31, 2005, and the related financial statement schedule, which report appears in the January 31, 2005 annual report on Form 10-K of Samsonite Corporation.

                      /s/ KPMG LLP

Denver, Colorado
April 28, 2005

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Consent of Independent Registered Public Accounting Firm